EXHIBIT 10.4
EMPLOYMENT AGREEMENT
     Technology Solutions Company, a Delaware corporation doing business as TSC, and David Benjamin (“Employee”) enter into this Employment Agreement (“Agreement”) on March 15, 2006. This Agreement shall be effective on April 1, 2006.
     In consideration of the agreements and covenants contained in this Agreement, TSC and Employee agree as follows:
     1. Employment Duties: TSC shall employ Employee as its President. Employee shall have the normal responsibilities, duties and authority of the President of TSC and shall, at the direction of TSC’s management, participate in the administration and execution of TSC’s policies, business affairs and operations. TSC’s Board of Directors or management may, from time to time, expand or contract such duties and responsibilities and may change Employee’s title or position. Employee shall perform faithfully the duties assigned to him to the best of his ability and shall devote his full and undivided business time and attention to the transaction of TSC’s business.
     2. Term of Employment: The term of employment (“Term of Employment”) covered by this Agreement shall commence as of the Effective Date and continue until terminated, subject to the provisions of paragraph 3 below.
     3. Termination:
(a) TSC may terminate Employee’s employment at any time for any reason or for no reason (an “Involuntary Termination”). If TSC elects an Involuntary Termination of Employee, TSC must: (i) continue Employee’s normal salary and health insurance benefits until the end of the 365 day period following the date of termination; (ii) pay Employee a lump sum of $150,000 on the 365th day following his termination; (iii) pay Employee a pro-rated portion of any bonus to which he otherwise would have been entitled pursuant to paragraph 6 of this Agreement on the date that such bonus would have been paid but for Employee’s termination; and (iv) accelerate vesting of Employee’s initial 35,000 share inducement option grant, which will thereafter be exercisable for the ninety day period following Employee’s termination. In addition, TSC may terminate Employee’s employment and this Agreement immediately without notice and with no salary and benefit continuation, no lump sum payment and no bonus if Employee engages in “Serious Misconduct.” For purposes of this Agreement, “Serious Misconduct” means embezzlement or misappropriation of corporate funds, other acts of dishonesty, significant activities materially harmful to TSC’s reputation, willful refusal to perform or substantial disregard of Employee’s assigned duties (including, but not limited to, refusal to travel or work the requested hours), or any significant violation of any statutory or common law duty of loyalty to TSC.

(b) Employee may terminate his employment upon giving TSC 90 days prior written notice. Upon receiving notice, TSC may waive its rights under this paragraph and make Employee’s termination effective immediately or anytime before the 90 day notice period ends. Except as expressly set forth to the contrary in this Agreement, if Employee terminates his employment with TSC, Employee will receive no bonus, no lump sum payment, no option acceleration and no salary or benefits continuation.
(c) If, following a Change of Control, Employee’s title, position, duties, salary or benefits are diminished and Employee resigns within 90 days after the diminishment becomes effective, or if Employee is ordered to relocate his residence for a period in excess of six months to any location outside of the Chicago metropolitan area and Employee declines and is terminated, Employee shall be entitled to receive (in lieu of any payments set forth in paragraph 3(a) of this Agreement or otherwise): (i) continuation of Employee’s base salary and health insurance benefits (at the time of the Change in Control) for a one year period following acceptance of his resignation or his termination; (ii) a lump-sum payment of $150,000 payable within (5) days following the acceptance of his resignation or his termination; and (iii) a bonus equal to his high end annual bonus set forth on Appendix A hereto payable within (5) days following the acceptance of his resignation or his termination. Notwithstanding anything to the contrary in any of Employee’s stock option agreements, Employee’s unvested shares at option shall vest automatically upon a Change of Control. [A Change of Control is defined as (i) the acquisition by any individual, entity or group, of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of common stock of TSC; (ii) the approval of the stockholders of TSC of a merger, where immediately after the merger, persons who were the holders of a majority of TSC’s outstanding common stock immediately prior to the merger fail to own at least a majority of the outstanding common stock of the surviving entity in substantially the same proportions as their holdings of TSC common stock immediately prior to the merger; or (iii) the sale of substantially all of the assets of TSC other than to a corporation in which more than 60% of the outstanding shares are beneficially owned by the individuals and entities who are the beneficial owners of the Company stock prior to the acquisition.
     4. Non-Succession. Employee may voluntarily terminate his employment with TSC (but have the termination treated for all purposes hereunder as an Involuntary Termination) during the thirty (30) day period commencing on the earliest of: (i) June 1, 2007; (ii) the date of the appointment by TSC of a permanent (non-interim) Chief Executive Officer who is not Carl Dill or David Benjamin; and (iii), the date of the appointment by TSC of an interim Chief Executive Officer who is not a member of TSC’s Board of Directors. This option shall expire at the conclusion of this thirty (30) day period. Notwithstanding anything else contained in this Agreement, this Section 4 shall be null and void and of no force and effect if Employee is offered the position of Chief Executive Officer of Employer on or prior to June 1, 2007 (whether or not Employee ultimately accepts or rejects such offer).

     5. Salary: As compensation for his services, TSC shall pay Employee a base salary in the amount listed in Exhibit A to this Agreement. Employee’s base salary shall be subject to annual review and may, at the discretion of TSC’s management, be adjusted upward or downward from that listed in Exhibit A according to Employee’s responsibilities, capabilities and performance during the preceding year.
     6. Bonuses: TSC may elect to pay Employee annual bonuses. Payment of such bonuses, if any, shall be at the sole discretion of TSC. Notewithstanding the aforementioned, Employee shall be paid a one time hire on bonus of $14,600.00 upon commencement of his employment with TSC.
     7. Employee Benefits; Stock Options: During the Term of Employment, Employee shall be entitled to participate in such employee benefit plans, and shall receive all other fringe benefits as TSC may make available generally to its senior executives. On or about the Effective date, Employee will be granted an inducement option to purchase 35,000 shares of TSC common stock with a strike price equal to TSC’s share price on the date of grant and subject to such terms and conditions as are normally imposed on TSC’senior executives receiving stock options.
     8. Business Expenses: TSC shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing his duties. Employee shall provide TSC with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and TSC. TSC’s determination as to reasonableness and necessary shall be final.
     9. Noncompetition and Nondisclosure: Employee acknowledges that the successful development and marketing of TSC’s professional services and products require substantial time and expense. Such efforts generate for TSC valuable and proprietary information (“Confidential Information”) which gives TSC a business advantage over others who do not have such information. Confidential Information of TSC and its clients and prospects includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; methodologies; training materials; and computer software. Employee acknowledges that during the Term of Employment, he will obtain knowledge of such Confidential Information. Accordingly, Employee agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect TSC’s legitimate business interests without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:
     (a) Upon termination of the Term of Employment for any reason, Employee shall return all TSC property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any of TSC’s Confidential Information;
     (b) During the Term of Employment and subsequent to termination, Employee agrees to treat all such Confidential Information as confidential and to take all necessary precautions against disclosure of such information to third parties during and after Employee’s employment with TSC. Employee shall refrain from using or disclosing to any person, without the prior written approval of TSC’s Chief Executive Officer any Confidential Information unless at that time the information has become generally and lawfully known to TSC’s competitors;
     (c) Without limiting the obligations of paragraph 9(b), Employee shall not, for a period of two years following the termination of his employment for any reason, for himself or as an agent, partner or employee of any person, firm or corporation, engage in the practice of consulting or related services for or on behalf of or for the benefit of any client of TSC (including clients acquired from Charter Consulting) or for any entity for whom Employee performed services on behalf of TSC (including entities acquired from Charter Consulting), or for any entity to whom Employee submitted, or assisted in the submission of a proposal on behalf of TSC;
     (d) During the two year period immediately following the termination of Employee’s employment for any reason, Employee shall not directly or indirectly hire, employ, subcontract, solicit, induce or assist any current TSC employee or contractor or any former TSC employee or contractor (if the former employee or contractor was employed by TSC during any of the same time period as Employee) away from TSC or from the faithful discharge of such party’s contractual and fiduciary obligations to serve TSC’s interests with undivided loyalty. For purposes of this paragraph 9(d), TSC employees and contractors include, without limitation, former employees of Charter Consulting who were hired by TSC;
     (e) During the six-month period immediately following the termination of Employee’s employment for any reason, Employee shall not engage in the practice of consulting or related services through his own business or sole proprietorship or as a partner, part owner, shareholder, executive officer or similar control person in a consulting business. The foregoing shall not prevent Employee from taking employment at or becoming a partner or shareholder in an established consulting business (a consulting business in operation at least one year and with 50 or more employees) so long as Employee abides by all other provisions of this Agreement.
     (f) For the one year period following his termination of employment for any reason, Employee shall keep TSC currently advised in writing of the name and address of each business organization for which he acts as agent, partner, representative or employee.
     10. Remedies: Employee recognizes and agrees that a breach of any or all of the provisions of paragraph 9 will constitute immediate and irreparable harm to TSC’s business advantage, including but not limited to TSC’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that TSC shall therefore be entitled to an order enjoining any further breaches by the Employee.

     11. Intellectual Property: During the Term of Employment, Employee shall disclose to TSC all ideas, inventions and business plans which he develops during the course of his employment with TSC which relate directly or indirectly to TSC’s business, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. Employee agrees that any such ideas, inventions or business plans shall be the property of TSC and that Employee shall at TSC’s request and cost, provide TSC with such assurances as is necessary to secure a patent or copyright.
     12. Assignment: Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. TSC may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of TSC or purchaser or transferee of a majority of TSC’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of TSC.
     13. Notices: All notices shall be in writing, except for notice of termination of employment, which may be oral if confirmed in writing within 14 days. Notices intended for TSC shall be sent by registered or certified mail addressed to it at 205 North Michigan Avenue, 15th Floor, Chicago, Illinois 60601 or its current principal office, and notices intended for Employee shall be either delivered personally to him or sent by registered or certified mail addressed to his last known address.
     14. Entire Agreement: This Agreement and Exhibit A attached hereto constitute the entire agreement between TSC and Employee. Neither Employee nor TSC may modify this Agreement by oral agreements, promises or representations. The parties may modify this Agreement only by a written instrument signed by the parties.
     15. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     16. Binding Arbitration: Employee and TSC agree that all claims or disputes relating to his employment with TSC or the termination of such employment, and any and all other claims that Employee might have against TSC, any TSC director, officer, employee, agent, or representative, and any and all claims or disputes that TSC might have against Employee (except for any claims under Paragraph 9 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association. If either party pursues a claim and such claim results in an Arbitrator’s decision, both parties agree to accept such decision as final and binding. TSC and Employee agree that any litigation under Paragraph 9 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.
     17. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     18. Employee acknowledges that he has read, understood and accepts the provisions of this Agreement.

Technology Solutions Company		David Benjamin

By:	/s/ CARL DILL	/s/ DAVID BENJAMIN

Position: CEO
	Date: March 15, 2006	Date: March 15, 2006

EXHIBIT A

EMPLOYEE:	David Benjamin

POSITION:	President

BASE SALARY:	$350,000

BONUS:	Any bonus paid to Employee pursuant to paragraph 6 of the Employment Agreement, will range between a minimum of 50% of base salary at the low end and 100% of base salary at the high end.

EFFECTIVE DATE:	April 1, 2006

/s/ DAVID BENJAMIN

Date March 15, 2006

/s/ CARL DILL

Technology Solutions Company

Date March 15, 2006